Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Comstock Resources, Inc.

We consent to the incorporation by reference in the Registration Statement Nos. 33-20981 and 33-88962 filed on Form S-8 and Nos. 333-111237 and 333-112100 filed on Form S-3 of Comstock Resources, Inc. of our report dated March 19, 2003, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows of Comstock Resources, Inc. and subsidiaries for the year ended December 31, 2002, which report appears in the December 31, 2004 Annual Report on Form 10-K of Comstock Resources, Inc.

/s/ KPMG LLP
Dallas, Texas
March 17, 2005